Exhibit 10.13

August 23, 2002

Roderick Sherwood III

11 Georgeff Road

Rolling Hills, CA 90274-5272

Dear Rod;

As we’ve discussed over the past few months, our aim is to deliver the best products, the best service and the best value in the technology industry. To that end, we are building a world class team that will drive our vision of improving the quality of life through technology. We are excited about what you can bring to our executive team. Therefore, we are pleased to extend to you the following offer of employment:

•	Position: Senior Vice President, Chief Financial Officer reporting to Ted Waitt, Chief Executive Officer & Chairman, with a tentative employment start date of October 1st, 2002. In this position you will be an employee of Gateway Inc., a Gateway company.

•	Future Title Commitment: Upon appointment of an Executive Vice President on the Gateway Leadership Team, you will be named Executive Vice President & Chief Financial Officer.

•	Salary and Bonus: Base salary of $750,000 per year, payable semi-monthly. You will be eligible for participation in the GR2 (Get Results, Get Rewards) incentive plan with a quarterly bonus targeted at 100% of your base salary, based on achievement of company objectives and individual performance. Your bonus target will be prorated during your first quarter of employment and will be paid in accordance with the terms of the Plan. During 2003 and 2004, you will be guaranteed 33% of your eligible bonus, which would be paid after completion of the bonus eligible year.

•	Sign On Bonus: You will receive a net hiring bonus of $900,000, which will be grossed up for tax purposes. This bonus will be paid to you within 15 days of your hire date. This bonus amount is repayable to Gateway if you voluntarily leave prior to completing one year of service.

•	Initial Options: You will be given an initial stock option grant of 1,500,000 shares of Gateway common stock as of your start date. The option price will be the closing price of the stock on your employment start date. Your stock options have a 10-year life and will vest 25% per year from the date granted.

•	Stock Option Plan: You also will be eligible for additional stock options in accordance with the terms of Gateway’s long-term Incentive Equity Plan. The number of shares granted is at the discretion of the Compensation Committee of the Board of Directors.

•	Change of Control: In the event of change of control, standard change of control and severance package would be provided as stated in the Change of Control compensation plan.

•	Vacation: You will receive 4 weeks of paid vacation each year.

•	Health and Medical Benefits: You are eligible on your date of hire, to participate in the following Gateway group plans, in accordance with the terms of each respective plan: health, dental, vision, life insurance and Section 125 Flexible Spending Accounts (medical and dependent care spending accounts). Please refer to the “Annual Enrollment Guide” for additional information.

•	401(k) Investment Plan: You are eligible to participate in Gateway’s 401(k) plan, beginning the first day of your employment with Gateway. You will receive an enrollment kit in the mail from Wells Fargo with enrollment instructions and plan highlights.

•	Termination: If you are terminated for reasons other than cause at any time during your employment you will receive a transition separation package commensurate with your level according to the prevailing practice at the time of termination.

•	Relocation: To assist you with your relocation, you will be assigned a relocation consultant who will be your single point-of-contact and who will work with you on every facet of your move (e.g., real estate agent, home finding, apartment/temporary living, mortgage). Please do not initiate any relocation activity until speaking with your relocation consultant. The relocation benefits are repayable pursuant to the Gateway Relocation Repayment Agreement. In addition to the standard Plan 1 relocation benefits, you’ll receive an additional relocation allowance of $30,000.

This employment offer is contingent upon successfully completing a Gateway employment application, executive assessment, passing Gateway’s pre-employment substance abuse screening and background check, signing Gateway’s Non-Compete, Non-Disclosure, and Intellectual Property agreement, signing Non-Harassment Policy and completing an I-9 form, which establishes identity and employment eligibility, as well as other documents which will be provided on your first day of employment.

Rod, we are excited that you are becoming a member of the Gateway senior leadership team and look forward to working with you. Please sign and date this letter on the line provided, keep a copy for your files, and return the original to me at your earliest convenience. In the interim, if you have any questions or if we can be of any assistance to you, please don’t hesitate to call me.

Sincerely,

Jack Van Berkel

Senior Vice President, Human Resources

Enclosure

Accepted:

/s/Roderick M. Sherwood III	8/23/02

NAME	Date

This offer will expire ten days from the date of this letter and does not constitute an express or implied contract of employment. At Gateway, employment is at-will. This means that you can terminate your employment at any time and for any reason and that the company reserves the right to terminate your employment on the same basis, with or without cause.

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